As filed with the Securities and Exchange Commission on December 18, 2013

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lime Energy Co.

(Exact name of registrant as specified in its charter)

Delaware	36-4197337
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

16810 Kenton Drive, Suite 240
Huntersville, North Carolina	28078
(Address of registrant’s principal executive offices)	(Zip Code)

LIME ENERGY CO. 2013 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Jeffrey R. Mistarz

Chief Financial Officer and Treasurer

16810 Kenton Drive, Suite 240

Huntersville, NC 28078

(704) 892-4442

(Name, address, including zip code and telephone number, including area code, of agent for service)

Copies to:

Benjamin Alexander

Greenberg Glusker Fields Claman & Machtinger LLP

1900 Avenue of the Stars

21st Floor

Los Angeles, California 90067

(310) 553-3610

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.0001 per share, issuable under the 2013 Employee Stock Purchase Plan	42,858	$3.02	$129,431	$16.67

(1)                 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued in connection with shares splits, share dividends or similar transactions.

(2)                 Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act.  The offering price per share and aggregate offering price are based upon the average of the high and low prices for the Common Stock as reported on the NASDAQ Capital Market on December 16, 2013, in accordance with Rule 457(c) of the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.  Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this registration statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 3.  Incorporation of Documents by Reference

Lime Energy Co. hereby incorporates by reference into this Registration Statement the following documents filed with the Commission:

(a)                              Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

(b)                              Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013;

(c)                               Our Current Reports on Form 8-K filed on January 15, 2013, January 31, 2013, March 1, 2013, March 7, 2013, April 23, 2013, May 28. 2013, June 27, 2013, July 3, 2013, July 5, 2013, July 31, 2013, August 9, 2013, August 19, 2013, August 23, 2013, August 30, 2013, September 23, 2013, September 27, 2013, October 10, 2013, September 29, 2013, November 6, 2013, November 8, 2013, November 12, 2013, November 14, 2013, November 26, 2013 and December 4, 2013; and

(d)                              The description of our Common Stock, $0.0001 par value per share, contained in our Registration Statement on Form 8-A filed on February 21, 2008, including any amendment or report filed for the purpose of updating such description.

In addition, all documents and reports subsequently filed by Lime Energy Co. pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Subsection (a) of Section 145 of the Delaware General Corporation Law (“DGCL”) empowers a corporation to indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

Article VIII of the Amended and Restated Bylaws of Lime (the “Bylaws”) specifies that we shall indemnify its directors, officers, employees and agents to the full extent that such right of indemnity is permitted by law. This provision of the Bylaws is deemed to be a contract between us and each director and officer who serves in such capacity at any time while such provision and the relevant provisions of the DGCL are in effect, and any repeal or modification thereof shall not offset any right to indemnification in respect of action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts. The amendment or repeal of such provision of the bylaws may be effected by the affirmative vote of the holders of a majority in interest of all our outstanding capital stock entitled to vote, in person or by proxy, at any annual or special meeting in which a quorum is present. The Bylaws may also be amended, adopted or repealed in whole or in part by actions of the majority of the whole board of directors.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to limit the personal liability of members of its board of directors for violation of a director’s fiduciary duty of care. This section does not, however, limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, authorizing unlawful payments of dividends or unlawful redemptions or stock purchases as contemplated by Section 174 of DGCL, or from any transaction in which the director derived an improper personal benefit. This section also will have no effect on claims arising under the federal securities laws.

Our Certificate of Incorporation, as amended, limits the liability of its directors as authorized by Section 102(b)(7). To amend such provisions we would require the affirmative vote of the holders of a majority of the voting power of all outstanding shares of our capital stock.

We have obtained liability insurance for the benefit of our directors and officers which provides coverage for losses of directors and officers for liabilities arising out of claims against such persons acting as our directors or officers (or any subsidiary thereof) due to any breach of duty, neglect, error, misstatement, misleading statement, omission or act done by such directors and officers, except as prohibited by law.

Item 7.  Exemption From Registration Claimed

Not applicable.

Item 8.  Exhibits

The Exhibit Index that follows the signature page to this Registration Statement is incorporated herein by reference.

Item 9.  Undertakings

(a)                                 The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.                                          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.                                       To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

iii.                                    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors, and controlling persons of the registrant pursuant to the registrant’s certificate of incorporation or by-laws, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Huntersville, State of North Carolina, on the 18th day of December 2013.

LIME ENERGY CO.

By:	/s/ Jeffrey Mistarz
Jeffrey R. Mistarz
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints C. Adam Procell and Jeffrey R. Mistarz, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Lime Energy Co.) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Adam Procell	President and Chief Executive Officer	December 18, 2013
C. Adam Procell	(principal executive officer)

/s/ Jeffrey R. Mistarz	Chief Financial Officer, Treasurer and Corporate Secretary	December 18, 2013
Jeffrey R. Mistarz	(principal financial officer and principal accounting officer)

/s/ Richard Kiphart	Chairman of the Board	December 18, 2013
Richard Kiphart

/s/ Gregory Barnum	Director	December 18, 2013
Gregory Barnum

/s/ Christopher Capps	Director	December 18, 2013
Christopher Capps

/s/ Stephen Glick	Director	December 18, 2013
Stephen Glick

/s/ John O’Rourke	Director	December 18, 2013
John O’Rourke

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
5.1	Opinion of counsel
23.1	Consent of counsel (included in Exhibit 5.1)
23.2	Consent of BDO USA, LLP
24.1	Powers of Attorney (contained on the signature page hereto)
99.1	Lime Energy Co. 2013 Employee Stock Purchase Plan